Exhibit 1.1

CHASE ISSUANCE TRUST

CHASESERIES

CLASS A(2016-6) NOTES

TERMS AGREEMENT

Dated: August 12, 2016

To:	CHASE BANK USA, NATIONAL ASSOCIATION (the “Bank”)

Re:	Underwriting Agreement dated August 1, 2016 (the “Underwriting Agreement”)

Series Designation: CHASEseries

Underwriters:

The Underwriters named on Schedule I attached hereto are the “Underwriters” for the purpose of this Terms Agreement (this “Agreement”) and for the purposes of the above referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein in its entirety and made a part hereof.

Terms of the Class A(2016-6)Notes:

Initial Principal Amount	Interest Rate or Formula	Price to Public
$1,175,000,000	1.10% per annum	99.98963%

Interest Payment Dates: The 15th of each calendar month or if that day is not a Business Day, as defined in the Indenture, the next succeeding Business Day, commencing September 15, 2016.

Indenture: The Fourth Amended and Restated Indenture, dated as of January 20, 2016, as amended, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee, and acknowledged and accepted by the Bank, as Servicer.

Asset Pool One Supplement: The Third Amended and Restated Asset Pool One Supplement, dated as of January 20, 2016, as amended, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent, and acknowledged and accepted by the Bank, as Servicer and Administrator.

Indenture Supplement: The Second Amended and Restated CHASEseries Indenture Supplement, dated as of January 20, 2016, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Terms Document: The Class A(2016-6) Terms Document, to be dated as of August 19, 2016, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Transfer and Servicing Agreement: The Fourth Amended and Restated Transfer and Servicing Agreement, dated as of January 20, 2016, as amended, among Chase Card Funding LLC, as Transferor, the Bank, as Servicer, Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Receivables Purchase Agreement: The Receivables Purchase Agreement, dated as of January 20, 2016, between Chase Card Funding LLC and the Bank.

Purchase Price: The purchase price payable by the Underwriters for the Notes covered by this Agreement will be the following percentage of the principal amounts to be issued:

Per Class A(2016-6) Notes: 99.77713%

Registration Statements: 333-208503 and 333-208503-01

Preliminary Prospectus: Preliminary Prospectus, dated August 9, 2016.

Underwriting Discounts and Commissions, Selling Concessions and Reallowance:

The Underwriters’ discounts and commissions, the selling concessions that the Underwriters may allow to certain dealers, and the discounts that such dealers may reallow to certain other dealers, each expressed as a percentage of the principal amount of the Class A(2016-6) Notes, shall be as follows:

Underwriting Discounts and Commissions	Selling Concessions	Reallowance
0.21250%	0.12750%	0.06375%

Underwriters’ Information: The information furnished by the Underwriters through the Representative for purposes of subsection 9(a) of the Underwriting Agreement consists of the chart and the second, third and eleventh paragraphs under the heading “Underwriting” in the Prospectus.

Most Recent Quarterly Filing Date: August 1, 2016.

Closing Date: Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Bank, the Depositor and the Issuing Entity hereby agree that the Closing Date shall be August 19, 2016 at 10:00 a.m., New York Time.

Time of Sale: 1:30 p.m. (New York Time) on August 12, 2016.

Location of Closing: Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036.

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Underwriters’ Foreign Jurisdiction Distributions:

Pursuant to subsection 15(c) of the Underwriting Agreement, each Underwriter agrees to provide the Issuing Entity, after the Closing Date, with a list of any foreign jurisdictions to which that Underwriter delivered a written confirmation in connection with its sale of Notes (it being expressly understood, for the avoidance of doubt, that this provision relates only to the initial distribution of the Notes, and not to secondary market sales).

Payment for the Notes:

The Underwriters agree, severally and not jointly, subject to the terms and provisions of the above referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the above referenced Series of Notes set forth opposite their names on Schedule I hereto.

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J.P. MORGAN SECURITIES LLC
As Representative of the
Underwriters named in
Schedule I hereto

By:	/s/ Alexander Wiener
Name: Alexander Wiener
Title: Executive Director

Accepted:

CHASE BANK USA, NATIONAL ASSOCIATION

By:	/s/ Patricia M. Garvey
Name: Patricia M. Garvey
Title: Executive Director

CHASE CARD FUNDING LLC

By:	/s/ Eve Ngan
Name: Eve Ngan
Title: Deputy Chief Executive Officer

CHASE ISSUANCE TRUST

By:	CHASE BANK USA, NATIONAL ASSOCIATION
as Administrator

By:	/s/ Patricia M. Garvey
Name: Patricia M. Garvey
Title: Executive Director

Chase Issuance Trust

CHASEseries Class A(2016-6) Terms Agreement

SCHEDULE I

UNDERWRITERS

$1,175,000,000 Principal Amount of CHASEseries Class A(2016-6) Notes

Principal Amount
J.P. Morgan Securities LLC	$391,668,000
MUFG Securities Americas Inc.	$391,666,000
SG Americas Securities, LLC	$391,666,000

Total	$1,175,000,000

Annex I

TIME OF SALE INFORMATION

•	Preliminary Prospectus, dated as of August 9, 2016.

ANNEX II

ISSUER FREE WRITING PROSPECTUSES

•	Ratings FWP, dated August 12, 2016.

•	Pricing FWP, dated August 12, 2016.